Exhibit 99.2



    FINANCIAL DISCUSSION DOCUMENT

    FOURTH QUARTER 2006 COMPARED WITH FOURTH QUARTER 2005

    CONSOLIDATED

    Worldwide Revenues

    Net worldwide sales were $3,821 million for the fourth quarter of 2006 as compared with $4,197 million for the fourth quarter of 2005, representing a decrease of $376 million or 9%. The decrease in net sales was primarily due to declines in volumes and unfavorable price/mix, which decreased fourth quarter sales by approximately 9.3 and 1.8 percentage points, respectively. The decrease in volumes was primarily driven by declines in the consumer film capture Strategic Product Group (SPG), photofinishing services SPG, and consumer output SPG within the FPG segment; the consumer digital capture SPG within the CDG segment; the traditional prepress consumables SPG within the GCG segment; and the radiography film and digital output SPGs within the KHG segment. The unfavorable price/mix was primarily driven by the consumer film capture SPG and the consumer output SPG within the FPG segment; the radiology film and digital output SPG within the KHG segment; the kiosk SPG and consumer digital capture SPG within the CDG segment; and the digital prepress consumables SPG and workflow and prepress SPG within the GCG segment. These declines were partially offset by the favorable impact of foreign exchange of approximately
2.2 percentage points.

    Net sales in the U.S. were $1,695 million for the fourth quarter of 2006 as compared with $1,976 million for the prior year quarter, representing a decrease of $281 million, or 14%. Net sales outside the U.S. were $2,126 million for the current quarter as compared with $2,221 million for the fourth quarter of 2005, representing a decrease of $95 million, or 4%, which includes the positive impact of foreign currency fluctuations of $91 million, or 4%.

    Digital Strategic Product Groups' Revenues

    The Company's digital product sales, including new technologies product sales, were $2,464 million for the fourth quarter of 2006 as compared with $2,605 million for the prior year quarter, representing a decrease of $141 million, or 5%, primarily driven by the consumer digital capture SPG within the CDG segment and the digital output SPG within the Health Group segment, partially offset by increases in the kiosk SPG within the CDG segment; and the digital prepress consumables SPG and NexPress color SPG within the GCG segment. Product sales from new technologies, which are included in digital product sales, were $15 million for the fourth quarter of 2006 and $18 million for the fourth quarter of 2005.

    Traditional Strategic Product Groups' Revenues

    Net sales of the Company's traditional products were $1,357 million for the fourth quarter of 2006 as compared with $1,592 million for the prior year quarter, representing a decrease of $235 million, or 15%, primarily driven by declines in the consumer film capture SPG, the photofinishing services SPG and the consumer and professional output SPGs in the FPG segment.

    Foreign Revenues

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region (EAMER), (2) the Asia Pacific region and (3) the Canada and Latin America region. Net sales in the EAMER region were $1,107 million for the fourth quarter of 2006 as compared with $1,106 million for the prior year quarter, representing an increase of $1 million, or less than 1%. This increase in net sales for the period included the favorable impact of foreign currency fluctuations of 7%. Net sales in the Asia Pacific region were $618 million for the current quarter as compared with $701 million for the prior year quarter, representing a decrease of $83 million, or 12%. This decrease in net sales for the period included the favorable impact of foreign currency fluctuations of 2%. Net sales in the Canada and Latin America region were $401 million in the current quarter as compared with $414 million for the fourth quarter of 2005, representing a decrease of $13 million, or 3%. The decrease in net sales for the period included the favorable impact of foreign currency fluctuations of 1%.

    Gross Profit

    Gross profit was $1,007 million for the fourth quarter of 2006 as compared with $967 million for the fourth quarter of 2005, representing an increase of $40 million, or 4%. The gross profit margin was 26.4% in the current quarter as compared with 23.0% in the prior year quarter. The 3.4 percentage point increase was primarily attributable to: (1) reductions in manufacturing costs, which increased gross profit margins by approximately 1.6 percentage points,
(2) price/mix, which positively impacted gross profit margins by approximately 1.4 percentage points, and (3) foreign exchange, which positively impacted gross profit margins by approximately 1.0 percentage points. These increases were partially offset by volume declines, which negatively impacted gross profit margins by approximately 0.7 percentage points.

    The positive price/mix impact referred to above was primarily driven by an extension and amendment of an existing license arrangement and a new licensing arrangement within the consumer digital capture SPG. The non-recurring portions of these licensing arrangements contributed approximately 3.2% of revenue to consolidated gross profit dollars in the current quarter, as compared with 1.4% of revenue to consolidated gross profit dollars for similar arrangements in the year ago quarter. The positive impact of these arrangements was partially offset by negative price/mix within the photofinishing services SPG and consumer output SPG within the FPG segment; the digital capture solutions SPG within the KHG segment; and the kiosk SPG and consumer digital capture SPG within the CDG segment. The volume declines were primarily driven by the consumer film capture SPG and consumer output SPG within the FPG segment; and the traditional prepress consumables SPG within the GCG segment.

    Selling, General and Administrative Expenses

    Selling, general and administrative expenses (SG&A) were $595 million for the fourth quarter of 2006 as compared with $767 million for the prior year quarter, representing a decrease of $172 million, or 22%. SG&A as a percentage of sales decreased from 18% for the fourth quarter of 2005 to 16% for the current year quarter. The decrease in SG&A is primarily attributable to ongoing Company-wide cost reduction initiatives. The year-over-year decrease in SG&A was also impacted by $21 million of legal settlement costs in the fourth quarter of 2005 and a $6 million reduction to legal reserves in the fourth quarter of 2006.

    Research and Development Costs

    Research and development costs (R&D) were $170 million for the fourth quarter of 2006 as compared with $212 million for the fourth quarter of 2005, representing a decrease of $42 million, or 20%. R&D as a percentage of sales was 4% for the fourth quarter of 2006 as compared with the prior year quarter of 5%. This decrease was primarily driven by spending reductions in the current quarter related to traditional products and services, and was also impacted by integration activities related to GCG subsidiaries.

    Restructuring Costs and Other

    Restructuring costs and other were $20 million for the fourth quarter of 2006 as compared with $159 million for the fourth quarter of 2005, representing a decrease of $139 million or 87%. These costs, as well as the restructuring costs reported in cost of goods sold, are discussed in further detail under "RESTRUCTURING COSTS AND OTHER" below.

    Earnings (Loss) From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the fourth quarter of 2006 were $222 million as compared with a loss of $171 million for the fourth quarter of 2005, representing an increase in earnings of $393 million. This change is attributable to the reasons described above.

    Interest Expense

    Interest expense for the fourth quarter of 2006 was $60 million as compared with $67 million for the prior year quarter, representing a decrease of $7 million, or 10%. Lower interest expense is primarily driven by lower average debt balances resulting from approximately $540 million of payments made in the fourth quarter of 2006 on the Company's October 2005 $2.7 billion Senior Secured Credit Facilities.

    Other Income (Charges), Net

    The other income (charges), net component includes investment income, income and losses from equity investments, gains and losses on the sales of assets and investments, and foreign exchange gains and losses. Other income for the current quarter was $36 million as compared with other income of $55 million for the fourth quarter of 2005. The decrease of $19 million is primarily attributable to lower gains on property and asset sales related to focused cost reduction actions, partially offset by a year-over-year increase in interest income.

    Earnings (Loss) From Continuing Operations Before Income Taxes

    Earnings from continuing operations before income taxes for the fourth quarter of 2006 was $198 million as compared with a loss of $183 million for the fourth quarter of 2005, representing an increase in earnings of $381 million. This change is attributable to the reasons described above.

    Income Tax Provision

    For the three months ended December 31, 2006, the Company recorded a provision of $181 million on pre-tax earnings of $198 million, representing an effective rate of 91.4%. The difference of $112 million between the recorded provision of $181 million and the provision of $69 million that would result from applying the U.S.
statutory rate of 35.0% is outlined below.

    For the three months ended December 31, 2005, the Company recorded a benefit of $46 million on a pre-tax loss of $183 million, representing an effective rate of 25.1%. The difference of $18 million between the recorded benefit of $46 million and the benefit of $64 million that would result from applying the U.S. statutory rate of 35.0% is outlined below.



                                       3 Months Ended  3 Months Ended
                                        December 31,    December 31,
(dollars in millions)                        2006            2005

-- The ongoing impact of not providing
 any tax benefit on the losses incurred
 in the U.S. and in certain foreign
 jurisdictions, partially offset by the
 impact of the pre-tax earnings outside
 the U.S. being generated in
 jurisdictions with a net effective tax
 rate that is lower than the U.S.
 statutory rate.                            $ 34            $ 47

-- The Company recorded discrete pre-
 tax charges for restructuring, asset
 sale gains/losses, and a legal
 settlement totaling $73 million in the
 three months ended December 31, 2006,
 relating to which the Company recorded
 a tax provision of $25 million. This
 provision differs from the benefit
 that would have resulted using the
 U.S. statutory rate of $26 million
 primarily due to the fact that the
 restructuring charges recorded in the
 U.S. and in certain jurisdictions
 outside the U.S. have not been
 benefited as a result of the Company's
 assessment of the realizability of the
 net deferred tax assets in those
 jurisdictions.                              51              --

-- The Company recorded discrete pre-
 tax charges for restructuring, asset
 impairments and a legal settlement
 charge totaling $320 million in the
 three months ended December 31, 2005,
 relating to which the Company recorded
 a tax benefit of $27 million. This
 benefit differs from the benefit that
 would have resulted using the U.S.
 statutory rate of $112 million due to
 the fact that the restructuring
 charges recorded in the U.S. have not
 been benefited, combined with the fact
 that the charges recorded outside the
 U.S. have been incurred in
 jurisdictions that have a net tax rate
 that is lower than the U.S. statutory
 rate.                                       --              85

-- The Company recorded discrete tax
 charges in the three months ended
 December 31, 2006 relating primarily
 to the establishment of valuation
 allowances in certain foreign
 jurisdictions, purchase accounting and
 impacts from the ongoing tax audits
 and return filings with respect to
 open tax years totaling $27 million.        27              --

-- The Company recorded discrete tax
 benefits in the three months ended
 December 31, 2005 relating primarily
 to the release of valuation allowance
 against net deferred tax assets and
 audit settlements in the U.S., offset
 by the planned remittance of earnings
 from subsidiary companies outside the
 U.S. and other tax adjustments.             --             (114)
                                       --------------- ---------------

Total tax provision difference
 resulting from the Company's effective
 tax rate vs. the U.S. statutory rate       $112            $18
                                       =============== ===============


    The Company has performed the required assessment of positive and negative evidence regarding the realization of the net deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). This assessment included the evaluation of scheduled reversals of deferred tax assets and liabilities, estimates of projected future taxable income, carryback potential and tax planning strategies.

    Based upon management's December 31, 2006 assessment of realizability, management concluded that it is no longer more likely than not that certain net deferred tax assets would be realized and, as such, recorded a valuation allowance of approximately $89 million during the fourth quarter 2006. The net deferred tax assets relate to entities outside of the U.S. Prior to the Company's fourth quarter 2006 assessment of realizability, it was believed, based on available evidence, that the Company would more likely than not realize the net deferred tax assets.

    In addition, the Company continues to record a valuation allowance on all U.S. tax benefits until an appropriate level of profitability in the U.S. is sustained or until the Company is able to generate enough taxable income through other tax planning strategies and transactions.

    On October 3, 2006, the Company filed a claim for a federal tax refund of approximately $650 million related to a 1994 loss recognized on the sale of a subsidiary stock that was disallowed at that time under Internal Revenue Service (IRS) regulations. Since that time, the IRS has issued new regulations that serve as the basis for this refund claim. Due to the uncertainty of the claim, the Company, in accordance with its accounting policies, has not recorded a tax benefit related to this refund claim.

    Earnings (Loss) From Continuing Operations

    Earnings from continuing operations for the fourth quarter of 2006 were $17 million, or $.06 per basic and diluted share, as compared with a loss from continuing operations for the fourth quarter of 2005 of $137 million, or $.48 per basic and diluted share, representing an increase in earnings of $154 million. This decrease in loss from continuing operations is attributable to the reasons described above.

    CONSUMER DIGITAL IMAGING GROUP

    Worldwide Revenues

    Net worldwide sales for the Consumer Digital Imaging Group (CDG) segment were $1,154 million for the fourth quarter of 2006 as compared with $1,332 million for the fourth quarter of 2005, representing a decrease of $178 million, or 13%. The decrease in net sales was comprised of: (1) lower volumes, which in total decreased fourth quarter sales by approximately 11.3 percentage points, driven primarily by declines in the consumer digital capture SPG, and (2) declines related to unfavorable price/mix, which reduced net sales by approximately 3.1 percentage points, driven primarily by the kiosk SPG and the consumer digital capture SPG. The negative price/mix impact includes the positive effects of an extension and amendment of an existing license arrangement and a new licensing arrangement, portions of which were non-recurring. These arrangements provide the Company with a return on portions of historical R&D investments and similar opportunities are expected to have a continuing impact on the results of operations. The decreases in volumes and price/mix were partially offset by favorable exchange, which increased net sales by approximately 1.0 percentage points.

    CDG segment net sales in the U.S. were $818 million for the current quarter as compared with $939 million for the fourth quarter of 2005, representing a decrease of $121 million, or 13%. CDG segment net sales outside the U.S. were $336 million for the fourth quarter of 2006 as compared with $393 million for the prior year quarter, representing a decrease of $57 million, or 15%.

    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products, imaging sensors, and intellectual property royalties, decreased 25% in the fourth quarter of 2006 as compared with the prior year quarter, primarily reflecting volume decreases and negative price/mix, partially offset by favorable exchange. The negative price/mix impact includes the positive impacts of an extension and amendment of an existing license arrangement and a new licensing arrangement, as mentioned above. These arrangements provide the Company with a return on portions of historical R&D investments and similar opportunities are expected to have a continuing impact on the results of operations. According to the NPD Group's consumer tracking service, Kodak EasyShare digital cameras were number one in unit market share in the U.S. for the fourth quarter and full year 2006. On a year to date basis through November, the Company remains in the top three unit market share position on a worldwide basis for consumer digital cameras.

    Net worldwide sales of picture maker kiosks/media (the kiosk SPG) increased 27% in the fourth quarter of 2006 as compared with the fourth quarter of 2005, as a result of volume increases and favorable exchange, partially offset by negative price/mix. Sales continue to be driven by strong consumable sales at retail locations with 4x6 media volumes increasing 52% versus last year.

    Net worldwide sales of the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 2% in the current quarter as compared with the fourth quarter of 2005 driven by volume increases and favorable exchange, partially offset by negative price/mix. On a year to date basis through November, the Company's printer dock held a leading market share position in the U.S., U.K., and Australia.

    Gross Profit

    Gross profit for the CDG segment was $323 million for the fourth quarter of 2006 as compared with $247 million for the prior year quarter, representing an increase of $76 million or 31%. The gross profit margin was 28.0% in the current quarter as compared with 18.5% in the prior year quarter. The 9.5 percentage point increase was primarily attributable to improvements in price/mix, a reduction in manufacturing costs, and the favorable impact of foreign exchange. Improvements in price/mix positively impacted gross profit margins by approximately 6.4 percentage points, due to an extension and amendment of an existing license arrangement and a new license arrangement, as mentioned above. The impact of the non-recurring portions of these licensing arrangements contributed approximately 10.7% of revenue to segment gross profit dollars in the current quarter, as compared with 4.3% of revenue to segment gross profit dollars for similar arrangements in the year ago quarter. The positive impact of these arrangements was partially offset by negative price/mix in the kiosk and consumer digital capture SPGs. Additionally, manufacturing cost reductions and operational improvements increased gross profit margins by approximately 2.6 percentage points, primarily within the kiosk SPG and consumer digital capture SPG. Foreign exchange further increased gross profit margins by approximately 0.8 percentage points. These increases were partially offset by volume declines, which reduced gross profit margins by approximately 0.4 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the CDG segment decreased $33 million, or 20%, from $165 million in the fourth quarter of 2005 to $132 million in the current quarter, and decreased as a percentage of sales from 12% for the fourth quarter of 2005 to 11% for the current quarter. This decrease was primarily driven by a decline in advertising spending as a result of focused cost reduction activities.

    Research and Development Costs

    R&D costs for the CDG segment decreased $2 million, or 5%, from $43 million in the fourth quarter of 2005 to $41 million in the current quarter but increased as a percentage of sales from 3% in the prior year quarter to 4% in the current year quarter.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the CDG segment were $150 million in the fourth quarter of 2006 compared with $40 million in the fourth quarter of 2005, representing an increase in earnings of $110 million or 275%, as a result of the factors described above.

    FILM AND PHOTOFINISHING SYSTEMS GROUP

    Worldwide Revenues

    Net worldwide sales for the Film and Photofinishing Systems Group
(FPG) segment were $1,013 million for the fourth quarter of 2006 as compared with $1,201 million for the fourth quarter of 2005, representing a decrease of $188 million, or 16%. The decrease in net sales was primarily comprised of lower volumes, which decreased net sales by approximately 16.3 percentage points, driven primarily by declines in the consumer film capture SPG, the consumer output SPG, and the photofinishing services SPG. Declines related to negative price/mix, which reduced fourth quarter sales by approximately 1.4 percentage points, were driven primarily by the consumer film capture SPG and consumer output SPG. These declines were partially offset by favorable foreign exchange, which increased net sales by approximately
2.0 percentage points.

    FPG segment net sales in the U.S. were $334 million for the current quarter as compared with $408 million for the fourth quarter of 2005, representing a decrease of $74 million, or 18%. FPG segment net sales outside the U.S. were $679 million for the fourth quarter of 2006 as compared with $793 million for the prior year quarter, representing a decrease of $114 million, or 14%.

    Net worldwide sales of the consumer film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape, decreased 26% in the fourth quarter of 2006 as compared with the fourth quarter of 2005, primarily reflecting industry volume declines.

    Net worldwide sales for the consumer and professional output SPGs, which include color negative paper and photochemicals, decreased 10% in the fourth quarter of 2006 as compared with the fourth quarter of 2005, primarily reflecting industry volume declines and unfavorable price/mix, partially offset by favorable exchange.

    Net worldwide sales for the photofinishing services SPG, which includes equipment and photofinishing services at retail on-site and Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 41% in the fourth quarter of 2006 as compared with the fourth quarter of 2005, reflecting continuing industry volume declines in the development and processing of consumer films.

    Net worldwide sales for the entertainment imaging SPGs, including origination, intermediate, and print films for the entertainment industry were flat year-over-year.

    Gross Profit

    Gross profit for the FPG segment was $243 million for the fourth quarter of 2006 as compared with $333 million for the prior year quarter, representing a decrease of $90 million or 27%. The gross profit margin was 24.0% in the current quarter as compared with 27.7% in the prior year quarter. The 3.7 percentage point decrease was primarily attributable to increased manufacturing costs, which reduced gross profit margins by approximately 3.5 percentage points and were largely driven by increased silver costs. Volume declines reduced gross profit margins by approximately 0.8 percentage points, while negative price/mix unfavorably impacted gross profit margins by approximately 0.4 percentage points. These declines were partially offset by favorable exchange, which increased gross profit margins by approximately 1.1 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the FPG segment decreased $107 million, or 41%, from $262 million in the fourth quarter of 2005 to $155 million in the current quarter, and decreased as a percentage of sales from 22% in the prior year quarter to 15% in the current year quarter. The decline in SG&A was primarily attributable to cost reduction initiatives.

    Research and Development Costs

    R&D costs for the FPG segment decreased $9 million, or 45%, from $20 million in the fourth quarter of 2005 to $11 million in the current quarter and decreased as a percentage of sales from 2% in the prior year quarter to 1% in the current year quarter. The decrease in R&D was primarily attributable to reductions in spending related to traditional products and services.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the FPG segment were $77 million in the fourth quarter of 2006 compared with earnings of $51 million in the fourth quarter of 2005, representing an increase of $26 million or 51%, primarily as a result of cost reductions and the other factors described above.

    GRAPHIC COMMUNICATIONS GROUP

    During the second quarter of 2006, the Company indicated that, as a result of ongoing integration of acquisitions within the Graphic Communications Group, it had become increasingly difficult to report results by the discrete businesses that were acquired. Therefore, results for the GCG segment are reported using the following SPG structure:

    -- Digital Prepress Consumables - digital plates, chemistry, media and services

    -- NexPress Color - equipment, consumables and services for NexPress color products, and direct image press equipment

    -- Commercial Inkjet Printing Solutions - Versamark equipment, consumables and service

    -- Workflow and Prepress - workflow software, output devices, proofing equipment, and services

    -- Other Digital - electrophotographic black and white equipment and consumables, document scanners and services, wide format inkjet, imaging services

    -- Traditional - analog plates, graphics and other films, paper, media equipment, archival products

    As the GCG segment completes its integration process and further aligns the discrete businesses, starting in the first quarter of 2007, the GCG segment results will be reported using the following organizational structure:

    -- Enterprise Solutions - workflow software and digital controller development

    -- Digital Printing Solutions - all inkjet and electrophotographic products, including both equipment and consumables

    -- Prepress Solutions - prepress consumables, output devices, and proofing hardware and software

    -- Document Imaging Business - document scanners and services, and imaging services

    Worldwide Revenues

    Net worldwide sales for the Graphic Communications Group segment were $974 million for the fourth quarter of 2006 as compared with $942 million for the prior year quarter, representing an increase of $32 million, or 3%. The increase in net sales was primarily due to: (1) favorable exchange, which increased net sales by approximately 3.5 percentage points, and (2) volume increases, which increased net sales by approximately 1.3 percentage points. These increases were partially offset by negative price/mix, which reduced net sales by approximately
1.3 percentage points.

    The volume increases were primarily attributable to the digital prepress consumables SPG, the NexPress Color SPG, and the workflow and prepress SPG. The negative price/mix impact was primarily driven by the digital prepress consumables SPG and workflow and prepress SPG, partially offset by price/mix improvements in the traditional prepress consumables SPG.

    Net sales in the U.S. were $307 million for the current quarter as compared with $341 million for the prior year quarter, representing a decrease of $34 million, or 10%. Net sales outside the U.S. were $667 million in the fourth quarter of 2006 as compared with $601 million for the prior year quarter, representing an increase of $66 million, or 11%.

    Digital Strategic Product Groups' Revenues

    The Graphic Communications Group segment digital product sales are comprised of the digital prepress consumables SPG; NexPress color SPG; commercial inkjet printing solutions SPG; workflow and prepress systems SPG; and other digital SPG.

    Digital product sales for the Graphic Communications Group segment were $835 million for the fourth quarter of 2006 as compared with $785 million for the prior year quarter, representing an increase of $50 million, or 6%. The increase in digital product sales was primarily attributable to increases in the digital prepress consumables SPG, the NexPress color SPG, and the workflow and prepress SPG, partially offset by declines in other digital products and services.

    Net worldwide sales of digital prepress consumables increased 14% in the current quarter as compared with the prior year quarter, primarily driven by strong volume increases and favorable exchange.

    Net worldwide sales for the NexPress color SPG increased 40% primarily driven by a revenue increase in NexPress color equipment and consumables. The installed base of digital production color presses continues to grow, with average monthly page volumes increasing 63% in the current quarter versus the prior year quarter.

    Net worldwide sales for the workflow and prepress SPG increased 5% in the current quarter as compared with the prior year quarter, mainly driven by volume increases in workflow software and favorable exchange.

    Net worldwide sales of commercial inkjet printing solutions decreased 3% in the current quarter as compared with the fourth quarter of 2005. Overall sales decreases were largely due to timing of equipment sales. Year-over-year print volume grew 11%.

    Net worldwide sales of other digital products and services decreased 5% in the current quarter as compared with the prior year quarter, driven primarily by volume declines for electrophotographic black and white equipment and consumables, and wide format inkjet. These decreases were partially offset by sales increases in the document imaging business.

    Traditional Strategic Product Groups' Revenues

    Segment traditional product sales are primarily comprised of sales of traditional graphics products including films, paper, media, equipment, archival products, and analog plates. These sales were $139 million for the current quarter compared with $157 million for the prior year quarter, representing a decrease of $18 million, or 11%. The decrease in sales was primarily attributable to declines in analog plates and graphic films as the industry continues to transition to digital.

    Gross Profit

    Gross profit for the Graphic Communications Group segment was $280 million for the fourth quarter of 2006 as compared with $272 million in the prior year quarter, representing an increase of $8 million, or 3%. The gross profit margin was 28.7% in the current quarter as compared with 28.9% in the prior year quarter. The decrease in the gross profit margin of 0.2 percentage points was primarily attributable to manufacturing and other costs, which negatively impacted gross profit margins by approximately 1.0 percentage points, largely driven by increased silver and aluminum commodity costs. This decline was partially offset by favorable price/mix, which increased gross profit margins by approximately 0.5 percentage points, and favorable exchange, which positively impacted gross profit margins by approximately 0.4 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the Graphic Communications Group segment remained constant at $174 million for both the fourth quarter of 2006 and 2005 and remained constant as a percentage of sales at 18%. Realized cost integration savings were offset by redistribution of corporate costs associated with bringing acquired businesses into the Kodak portfolio.

    Research and Development Costs

    Fourth quarter R&D costs for the Graphic Communications Group segment decreased $20 million, or 29%, from $70 million for the fourth quarter of 2005 to $50 million for the current quarter, and decreased as a percentage of sales from 7% for the fourth quarter of 2005 to 5% for the current quarter. The year-over-year decrease was primarily driven by savings realized from integration activities.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the Graphic Communications Group segment were $57 million in the fourth quarter of 2006 compared with earnings of $28 million in the fourth quarter of 2005, representing an increase of $29 million, or 104%. This increase in earnings is attributable to the reasons outlined above.

    HEALTH GROUP

    Worldwide Revenues

    Net worldwide sales for the Health Group segment were $660 million for the fourth quarter of 2006 as compared with $700 million for the prior year quarter, representing a decrease of $40 million, or 6%. The decrease in sales was attributable to volume declines of approximately
7.6 percentage points, primarily driven by the radiology film SPG, digital output SPG, and the dental SPG, partially offset by the growth in the digital capture SPG, and healthcare information solutions SPG. Unfavorable price/mix reduced fourth quarter sales by approximately
1.0 percentage points, primarily driven by the digital output SPG and digital capture SPG. These declines were partially offset by favorable exchange, which increased net sales by approximately 2.8 percentage points.

    Net sales in the U.S. were $222 million for the current quarter as compared with $274 million for the fourth quarter of 2005, representing a decrease of $52 million, or 19%. Net sales outside the U.S. were $438 million for the fourth quarter of 2006 as compared with $426 million for the prior year quarter, representing an increase of $12 million, or 3%.

    Digital Strategic Product Groups' Revenues

    Health Group segment digital sales, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture systems (computed radiography and digital radiography equipment), digital dental systems (practice management software and digital and computed radiography capture equipment), healthcare information solutions (Picture Archiving and Communications Systems
(PACS), Radiology Information Systems (RIS) and Information Management Solutions (IMS)), and associated services were $460 million for the current quarter as compared with $470 million for the fourth quarter of 2005, representing a decrease of $10 million, or 2%. This sales decline was driven by declines in the digital output SPG, partially offset by growth in the digital capture SPG, the digital dental SPG, and the healthcare information solutions SPG.

    Traditional Strategic Product Groups' Revenues

    Segment traditional product sales, including analog and dental film, equipment, service, and chemistry, were $200 million for the current quarter as compared with $230 million for the fourth quarter of 2005, representing a decrease of $30 million, or 13%. Sales declines were primarily driven by volume decreases in traditional radiology film products and traditional dental film.

    Gross Profit

    Gross profit for the Health Group segment was $249 million for the fourth quarter of 2006 as compared with $256 million in the prior year quarter, representing a decrease of $7 million, or 3%. The gross profit margin was 37.7% in the current quarter as compared with 36.6% in the fourth quarter of 2005. The increase in the gross profit margin of 1.1 percentage points was principally attributable to decreases in manufacturing costs, which increased gross profit margins by approximately 2.5 percentage points, and favorable exchange, which increased gross profit margins by approximately 1.2 percentage points. Partially offsetting these increases were unfavorable price/mix, which negatively impacted gross profit margins by approximately 2.1 percentage points, primarily driven by the digital output SPG, digital capture SPG, and the healthcare information solutions SPG, and volume declines, which decreased gross profit margins by approximately 0.3 percentage points.

    Selling, General and Administrative Expenses

    SG&A expenses for the Health Group segment were $132 million, unchanged as compared with the fourth quarter of 2005, but increased as a percentage of sales from 19% in the prior year quarter to 20% in the current year quarter. The SG&A expenses in the current quarter include $17 million of spending related to the Company's exploration of strategic alternatives for the Health Group, offset by cost reduction activities. The Company announced on January 10, 2007 that it has reached an agreement to sell the Health Group to Onex Corporation for as much as $2.55 billion. The transaction is expected to close in the first half of 2007.

    Research and Development Costs

    Fourth quarter R&D costs decreased $7 million, or 18%, from $38 million in the fourth quarter of 2005 to $31 million, but remained constant as a percentage of sales at 5%. This decline is primarily attributable to planned reductions in R&D spending for the Health Group, specifically in the digital output SPG and the digital capture SPG.

    Earnings From Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes

    Earnings from continuing operations before interest, other income (charges), net and income taxes for the Health segment decreased $1 million, or 1%, from $87 million for the prior year quarter to $86 million for the fourth quarter of 2006 due to the reasons described above.

    ALL OTHER

    Worldwide Revenues

    Net worldwide sales for All Other were $20 million for the fourth quarter of 2006 as compared with $22 million for the fourth quarter of 2005, representing a decrease of $2 million, or 9%. Net sales in the U.S. were $14 million for the fourth quarter of 2006 as compared with $14 million for the prior year quarter. Net sales outside the U.S. were $6 million in the fourth quarter of 2006 as compared with $8 million in the prior year quarter, representing a decrease of $2 million, or 25%.

    Loss From Continuing Operations Before Interest, Other Income
(Charges), Net and Income Taxes

    The loss from continuing operations before interest, other income (charges), net and income taxes for All Other was $72 million in the current quarter as compared with a loss of $61 million in the fourth quarter of 2005.

    (Loss) Earnings From Discontinued Operations, Net of Income Taxes

    There was a loss from discontinued operations in the current quarter of $1 million, or $.00 per basic and diluted share, as compared with earnings from discontinued operations in the fourth quarter of 2005 of $148 million, or $.52 per basic and diluted share. The prior year quarter earnings from discontinued operations were primarily related to a $203 million reversal of certain tax accruals as a result of a settlement between the Company and the Internal Revenue Service on the audit of the tax years 1993 through 1998. These accruals had been established in 1994 in connection with the Company's sale of its pharmaceutical, consumer health and household products businesses during that year. The tax accrual reversals were partially offset by a pension settlement charge of $54 million resulting from the finalization of the transfer of pension assets to ITT Industries, Inc. (ITT) in connection with the sale of the Company's Remote Sensing Systems business (RSS) in August 2004.

    Loss From Cumulative Effect of Accounting Change, Net of Income
Taxes

    There was no loss from cumulative effect of accounting change, net of income taxes for the fourth quarter of 2006. The loss from cumulative effect of an accounting change, net of income taxes, of $57 million or $.20 per basic and diluted share for the fourth quarter of 2005 was the result of the Company's adoption of Financial Accounting Standards Board Interpretation No. (FIN) 47, "Accounting for Conditional Asset Retirement Obligations," as of December 31, 2005. The $57 million charge recorded in the prior year represents the present value of the Company's asset retirement obligations (net of the related unamortized asset) relating to facilities with estimated settlement dates, and is primarily related to asbestos remediation costs.

    NET EARNINGS (LOSS)

    The consolidated net earnings for the fourth quarter of 2006 were $16 million, or $.06 per basic and diluted share, as compared with a net loss for the fourth quarter of 2005 of $46 million, or a loss of $.16 per basic and diluted share, representing an increase in earnings of $62 million or 135%. This increase is attributable to the reasons outlined above.

    RESTRUCTURING COSTS AND OTHER

    The Company is currently undergoing the transformation from a traditional products and services company to a digital products and services company. In connection with this transformation, the Company announced a cost reduction program in January 2004 that would extend through 2006 to achieve the appropriate business model and to significantly reduce its worldwide facilities footprint. In July 2005, the Company announced an extension to this program into 2007 to accelerate its digital transformation, which included further cost reductions that will result in a business model consistent with what is necessary to compete profitably in digital markets.

    In connection with its announcement relating to the extended "2004-2007 Restructuring Program," the Company has provided estimates with respect to (1) the number of positions to be eliminated, (2) the facility square footage reduction, (3) the reduction in its traditional manufacturing infrastructure, (4) the total restructuring charges to be incurred, (5) incremental annual savings, and (6) incremental cash charges associated with these actions.

    The actual charges for initiatives under this program are recorded in the period in which the Company commits to formalized restructuring plans or executes the specific actions contemplated by the program and all criteria for restructuring charge recognition under the applicable accounting guidance have been met.

    Restructuring Programs Summary

    The activity in the accrued restructuring balances and the non-cash charges incurred in relation to all of the restructuring programs described below were as follows for the fourth quarter of 2006:





                                                       Other
                                                        Ad-
              Balance                         Non-   justments Balance
               Sept.   Costs           Cash   cash      and     Dec.
                30,   Incurred Rever-  Pay-  Settle- Reclasses   31,
(in millions)   2006     (1)    sals  ments   ments     (2)      2006

2004-2007 Restructuring Program:

Severance
 reserve      $  300  $   (10) $  (2) $(111) $    -  $     51  $  228
Exit costs
 reserve          24       16      -    (17)      -         1      24
              ------- -------- ------ ------ ------- --------- -------
Total reserve $  324  $     6  $  (2) $(128) $    -  $     52  $  252
              ======= ======== ====== ====== ======= ========= =======

Long-lived
 asset
 impairments
 and
 inventory
 write-downs  $    -  $    20  $   -  $   -  $  (20) $      -  $    -
              ======= ======== ====== ====== ======= ========= =======

Accelerated
 depre-
ciation       $    -  $    58  $   -  $   -  $  (58) $      -  $    -
              ======= ======== ====== ====== ======= ========= =======

Pre-2004 Restructuring Programs:

Severance
 reserve      $    -  $     -  $   -  $   -  $    -  $      -  $    -
Exit costs
 reserve          11        -      -      -       -         -      11
              ------- -------- ------ ------ ------- --------- -------
Total reserve $   11  $     -  $   -  $   -  $    -  $      -  $   11
              ======= ======== ====== ====== ======= ========= =======

Total of all
 re-
structuring
 programs     $  335  $    84  $  (2) $(128) $  (78) $     52  $  263
              ======= ======== ====== ====== ======= ========= =======


    (1) The net severance costs of $(10) million incurred in the current quarter include $58 million of gross severance charges, which were more than offset by gains on settlements and curtailments of pension obligations of $(68) million.

    (2) The total restructuring charges of $84 million include: (1) pension and other postretirement charges and credits for curtailments, settlements and special termination benefits, and (2) environmental remediation charges that resulted from the Company's ongoing restructuring actions. However, because these charges and credits relate to the accounting for pensions, other postretirement benefits, and environmental remediation costs, the related impacts on the Consolidated Statement of Financial Position are reflected in their respective components as opposed to within the accrued restructuring balances at December 31, 2006. Accordingly, the Other Adjustments and Reclasses column of the table above includes: (1) reclassifications to Other long-term assets and Pension and other postretirement liabilities for the position elimination-related impacts on the Company's pension and other postretirement employee benefit plan arrangements, including net curtailment and settlement gains, and special termination benefits of $49 million, and (2) reclassifications to Other long-term liabilities for the restructuring-related impacts on the Company's environmental remediation liabilities of $1 million. Additionally, the Other Adjustments and Reclasses column of the table above includes foreign currency translation adjustments of $2 million.

    The costs incurred, net of reversals, which total $82 million for the three months ended December 31, 2006, include $58 million and $4 million of charges related to accelerated depreciation and inventory write-downs, respectively, that were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2006. The remaining costs incurred of $20 million were reported as restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2006. The severance reserve and exit costs reserve generally require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

    2004-2007 Restructuring Program

    The Company announced on January 22, 2004 that it planned to develop and execute a comprehensive cost reduction program throughout the 2004 to 2006 timeframe. The objective of these actions is to achieve a business model appropriate for the Company's traditional businesses, and to sharpen the Company's competitiveness in digital markets.

    The Program was expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, of which $700 million to $900 million are related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, the Company's worldwide facility square footage was expected to be reduced by approximately one-third. Approximately 12,000 to 15,000 positions worldwide were expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.

    On July 20, 2005, the Company announced that it would extend the restructuring activity, originally announced in January 2004, as part of its efforts to accelerate its digital transformation and to respond to a faster-than-expected decline in consumer film sales. As a result of this announcement, the overall restructuring program was renamed the "2004-2007 Restructuring Program." Under the 2004-2007 Restructuring Program, the Company expected to increase the total employment reduction to a range of 22,500 to 25,000 positions, and to reduce its traditional manufacturing infrastructure to approximately $1 billion, compared with $2.9 billion as of December 31, 2004. These changes were expected to increase the total charges under the Program to a range of $2.7 billion to $3.0 billion. Based on the actual actions taken through the end of the fourth quarter of 2006 under this Program and an understanding of the estimated remaining actions to be taken, the Company expects that the employment reductions and total charges under this Program will be within the ranges of 25,000 to 27,000 positions and $3.0 billion to $3.4 billion, respectively, as initially indicated in the second quarter 2006 Form 10-Q.

    The Company implemented certain actions under the Program during the fourth quarter of 2006. As a result of these actions, the Company recorded charges of $26 million in the fourth quarter of 2006, which were composed of severance, long-lived asset impairments, exit costs and inventory write-downs of $(10) million, $16 million, $16 million and $4 million, respectively. The net severance costs of $(10) million incurred in the current quarter include $58 million of gross severance charges, which were more than offset by gains on pension curtailments and settlements of $(68) million. The severance costs related to the elimination of approximately 1,175 positions, including approximately 600 manufacturing, 350 administrative, 175 photofinishing and 50 research and development positions. The geographic composition of the positions to be eliminated includes approximately 425 in the United States and Canada and 750 throughout the rest of the world. The reduction of the 1,175 positions and the $6 million charges for severance and exit costs are reflected in the 2004-2007 Restructuring Program table below. The $16 million charge in the fourth quarter and the $88 million year-to-date charge for long-lived asset impairments were included in restructuring costs and other in the accompanying Consolidated Statement of Operations for the three and twelve months ended December 31, 2006, respectively. The charges taken for inventory write-downs of $4 million and $12 million were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three and twelve months ended December 31, 2006, respectively.

    As a result of initiatives implemented under the 2004-2007 Restructuring Program, the Company recorded $58 million and $285 million of accelerated depreciation on long-lived assets in cost of goods sold in the accompanying Consolidated Statement of Operations for the three and twelve months ended December 31, 2006, respectively. The accelerated depreciation relates to long-lived assets accounted for under the held and used model of SFAS No. 144. The fourth quarter amount of $58 million relates to $52 million of manufacturing facilities and equipment, $5 million of photofinishing facilities and equipment, and $1 million of administrative facilities and equipment that will be used until their abandonment. The year-to-date amount of $285 million relates to $11 million of photofinishing facilities and equipment, $271 million of manufacturing facilities and equipment, and $3 million of administrative facilities and equipment that will be used until their abandonment.

    Under this Program, on a life-to-date basis as of December 31, 2006, the Company has recorded charges of $2,731 million, which was composed of severance, long-lived asset impairments, exit costs, inventory write-downs, and accelerated depreciation of $1,233 million, $350 million, $252 million, $68 million, and $828 million, respectively. The severance costs related to the elimination of approximately 23,375 positions, including approximately 6,200 photofinishing, 10,900 manufacturing, 1,375 research and development and 4,900 administrative positions.

    The following table summarizes the activity with respect to the charges recorded in connection with the focused cost reduction actions that the Company has committed to under the 2004-2007 Restructuring Program and the remaining balances in the related reserves at December 31, 2006:



(dollars in
 millions)

                                                    Long-lived
                                                      Asset
                                                      Impair
                                                    ments and  Accel-
                                     Exit            Inventory erated
                Number of Severance  Costs            Write-    Deprec
                Employees  Reserve   Reserve Total     downs   iation
                --------- --------- -------- ------ ---------- -------


2004 charges       9,625  $    418  $    99  $ 517  $     157  $  152
2004 reversals         -        (6)      (1)    (7)         -       -
2004 utili-
zation            (5,175)     (169)     (47)  (216)      (157)   (152)
2004 other adj.
 &
reclasses              -        24      (15)     9          -       -
               ---------- --------- -------- ------ ---------- -------

Balance at
 12/31/04          4,450       267       36    303          -       -
2005 charges       8,125       497       84    581        161     391
2005 reversals         -        (3)      (6)    (9)         -       -
2005
 utilization     (10,225)     (377)     (95)  (472)      (161)   (391)
2005 other adj.
 & reclasses           -      (113)       4   (109)         -       -
               ---------- --------- -------- ------ ---------- -------


Balance at
 12/31/05          2,350       271       23    294          -       -
Q1, 2006
 charges           1,175        90       19    109         38      82
Q1, 2006
 reversals             -        (1)       -     (1)         -       -
Q1, 2006
 utilization      (1,425)      (97)     (14)  (111)       (38)    (82)
Q1, 2006 other
 adj. &
 reclasses             -         6        1      7          -       -
                --------- --------- -------- ------ ---------- -------

Balance at
 03/31/06          2,100       269       29    298          -       -
Q2, 2006
 charges           1,625       141       20    161         14      72
Q2, 2006
 reversals             -         -       (1)    (1)         -       -
Q2, 2006
 utilization      (1,300)     (118)     (15)  (133)       (14)    (72)
Q2, 2006 other
 adj. &
 reclasses             -       (12)      (4)   (16)         -       -
                --------- --------- -------- ------ ---------- -------

Balance at
 06/30/06          2,425       280       29    309          -       -
Q3, 2006
 charges           1,650        97       14    111         28      73
Q3, 2006
 utilization      (1,075)      (90)     (21)  (111)       (28)    (73)
Q3, 2006 other
 adj. &
 reclasses             -        13        2     15          -       -
                --------- --------- -------- ------ ---------- -------

Balance at
 09/30/06          3,000       300       24    324          -       -
Q4, 2006
 charges           1,175       (10)      16      6         20      58
Q4, 2006
 reversals             -        (2)       -     (2)         -       -
Q4, 2006
 utilization      (1,900)     (111)     (17)  (128)       (20)    (58)
Q4, 2006 other
 adj. &
 reclasses             -        51        1     52          -       -
                --------- --------- -------- ------ ---------- -------

Balance at
 12/31/06          2,275  $    228  $    24  $ 252  $       -  $    -
                ========= ========= ======== ====== ========== =======


    As a result of the initiatives already implemented under the 2004-2007 Restructuring Program, severance payments will be paid during periods through 2008 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time. Most exit costs have been paid during 2006. However, certain costs, such as long-term lease payments, will be paid over periods after 2006.

    The charges of $84 million recorded in the fourth quarter of 2006 included $26 million applicable to the Film and Photofinishing Systems Group segment, $9 million applicable to the Consumer Digital Imaging Group segment, $15 million applicable to the Graphic Communications Group segment, and $11 million applicable to the Health Group segment. The balance of $23 million was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

    The restructuring actions implemented during the fourth quarter of 2006 under the 2004-2007 Restructuring Program are expected to generate future annual cost savings of approximately $73 million, of which approximately $71 million represents future annual cash savings. These cost savings began to be realized by the Company beginning in the fourth quarter of 2006, and are expected to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by approximately $42 million, $25 million, and $6 million, respectively.

    Based on all of the actions taken to date under the 2004-2007 Restructuring Program, the program is expected to generate annual cost savings of approximately $1,385 million, including annual cash savings of $1,331 million, as compared with pre-program levels. The Company began realizing these savings in the second quarter of 2004, and expects the savings to be fully realized by the end of 2007 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce cost of goods sold, SG&A, and R&D expenses by approximately $897 million, $351 million, and $137 million, respectively.

    The above savings estimates are based primarily on objective data related to the Company's severance actions. Savings resulting from facility closures and other non-severance actions that are more difficult to quantify are not included. The Company has updated its estimate of total annual cost savings under the extended 2004-2007 Restructuring Program to $1.6 billion to $1.8 billion, as announced in July 2005, based on the additional charges expected to be incurred, as discussed above.

    Pre-2004 Restructuring Programs

    At December 31, 2006, the Company had remaining exit costs reserves of $11 million relating to restructuring plans committed to or executed prior to 2004. Most of these remaining exit costs reserves represent long-term lease payments, which will continue to be paid over periods throughout and after 2006.

    CASH FLOW ACTIVITY

    The Company's cash and cash equivalents decreased $196 million from $1,665 million at December 31, 2005 to $1,469 million at December 31, 2006. The decrease resulted primarily from $947 million of net cash used in financing activities, $225 million of net cash used in investing activities, partially offset by $956 million of net cash provided by operating activities.

    The net cash provided by operating activities of $956 million was primarily attributable to the Company's net loss of $601 million which, when adjusted for equity in earnings from unconsolidated affiliates, depreciation and amortization, the gain on sales of businesses/assets, restructuring costs, asset impairments and other non-cash charges, and provision for deferred taxes, provided $872 million of operating cash. Additionally, decreases in inventories of $271 million and decreases in receivables of $157 million, offset by decreases in liabilities excluding borrowings of $116 million, contributed to operating cash. The decrease in inventories is primarily due to planned inventory reductions driven by corporate initiatives, seasonality and a decline in demand for traditional products. The decrease in receivables was primarily caused by the continued industry decline in sales of traditional products and services. The decrease in liabilities excluding borrowings was primarily a result of a decrease in accounts payable related to the decrease in inventories. Included in the items above was approximately $315 million of net cash provided by non-recurring licensing arrangements and $548 million of cash used in restructuring activities during the period.

    The net cash used in investing activities of $225 million was utilized primarily for capital expenditures of $379 million, partially offset by net proceeds from the sale of assets of $178 million. The net cash used in financing activities of $947 million was the result of net payments of borrowings of $803 million and dividend payments of $144 million.

    The Company's primary uses of cash include restructuring payments, debt payments, capital additions, dividend payments, employee benefit plan payments/contributions, and working capital needs.

    Capital additions were $379 million in the twelve months ended December 31, 2006, with the majority of the spending supporting new products, manufacturing productivity and quality improvements, infrastructure improvements, equipment placements with customers, and ongoing environmental and safety initiatives.

    During the twelve months ended December 31, 2006, the Company expended $548 million against restructuring reserves and pension and other postretirement liabilities, primarily for the payment of severance benefits. Certain employees whose positions were eliminated could elect to receive severance payments for up to two years following their date of termination.

    The Company has a dividend policy whereby it makes semi-annual payments which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month. On May 10, 2006, the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on June 1, 2006. This dividend was paid on July 18, 2006. On October 17, 2006 the Board of Directors declared a semi-annual cash dividend of $.25 per share payable to shareholders of record at the close of business on November 1, 2006. This dividend was paid on December 14, 2006.

    The Secured Credit Agreement contains various affirmative and negative covenants customary in a facility of this type, including two quarterly financial covenants: (1) a consolidated debt for borrowed money to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (subject to adjustments to exclude any extraordinary income or losses, as defined by the Secured Credit Agreement, interest income and certain non-cash items of income and expense) ratio of not greater than: 3.50 to 1 as of December 31, 2006 and thereafter, and (2) a consolidated EBITDA to consolidated interest expense (subject to adjustments to exclude interest expense not related to borrowed money) ratio, on a rolling four-quarter basis, of no less than 3 to 1.

    As of December 31, 2006, the Company's consolidated debt to EBITDA ratio was 1.92 and the consolidated EBITDA to consolidated interest ratio was 6.07. Consolidated EBITDA and consolidated interest expense, as adjusted, are non-GAAP financial measures. The Company believes that the presentation of the consolidated debt to EBITDA and EBITDA to consolidated interest expense financial measures is useful information to investors, as it provides information as to how the Company actually performed against the financial requirements under the Secured Credit Facilities, and how much headroom the Company has within these covenants.

    The following table reconciles EBITDA, as included in the computation of the consolidated debt to EBITDA ratio under the Secured Credit Agreement covenants, to the most directly comparable GAAP measure of loss from continuing operations before interest, other income (charges), net and income taxes:




                          Rolling
                           Four     Fourth   Third    Second   First
                           Quarter  Quarter  Quarter  Quarter  Quarter
(in millions)              Total    2006     2006     2006     2006
                          -------- -------- -------- -------- --------



Net (loss) earnings       $  (601)    $ 16  $   (37) $  (282) $  (298)

Plus:
Interest expense              262       60       74       66       62
Provision for income
 taxes                        254      181       19       51        3
Depreciation and
 amortization               1,331      315      300      345      371

Non-cash restructuring
 charges and asset write-
 downs/impairments            247       76       38       77       56
Non-cash stock
 compensation expense          17        -        3        8        6
Non-cash equity in
 (earnings) loss from
 unconsolidated
 affiliates                    (1)       7       (1)      (7)       -
                          -------- -------- -------- -------- --------
    Total additions to
     calculate EBITDA       2,110      639      433      540      498


Less:
Investment income             (60)     (16)     (14)     (13)     (17)
                          -------- -------- -------- -------- --------

    Total subtractions to
     calculate EBITDA         (60)     (16)     (14)     (13)     (17)
                          -------- -------- -------- -------- --------

EBITDA, as included in
 the debt to EBITDA ratio
 as presented             $ 1,449     $639  $   382  $   245  $   183
                          ======== ======== ======== ======== ========




                                       Fourth   Third  Second   First
(in millions)             Rolling Four Quarter Quarter Quarter Quarter
                         Quarter Total   2006    2006    2006    2006


(Following is a
 reconciliation to the
 most directly
 comparable GAAP
 measure)

EBITDA, as included in
 the debt to EBITDA
 ratio as presented      $      1,449  $  639  $  382  $  245  $  183
Depreciation and
 amortization                  (1,331)   (315)   (300)   (345)   (371)
Non-cash restructuring
 charges and asset
 write-downs/impairments         (247)    (76)    (38)    (77)    (56)
Other adjustments, net            (73)    (26)    (42)     10     (15)
                         ------------- ------- ------- ------- -------

(Loss) earnings from
 continuing operations
 before interest, other
 income (charges), net
 and income taxes        $       (202) $  222  $    2  $ (167) $ (259)
                         ============= ======= ======= ======= =======


    The following table reconciles interest expense, as adjusted, as included in the computation of the EBITDA to interest expense ratio under the Secured Credit Agreement covenants, to the most directly comparable GAAP measure of interest expense:



                                       Fourth   Third  Second   First
(in millions)            Rolling Four  Quarter Quarter Quarter Quarter
                         Quarter Total  2006    2006    2006    2006

Interest expense, as
 included in the EBITDA
 to interest expense
 ratio                   $        239  $   55  $   62  $   62  $   60
Adjustments to interest
 expense for purposes of
 the covenant
 calculation                       23       5      12       4       2
                         ------------- ------- ------- ------- -------

Interest expense         $        262  $   60  $   74  $   66  $   62
                         ============= ======= ======= ======= =======


    Adjustments to interest expense relate to items that are not debt for borrowed money, including interest relating to capital leases and interest relating to tax matters.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's successful monetization of intellectual property, the closing of the sale of the Health Group, employment reductions, costs of and savings from the restructuring programs, and achievement of the Company's digital business model are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of the cost reduction programs;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- development and implementation of product, go-to-market and e-commerce strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- completion of information systems upgrades, including SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    --  integration of acquired businesses;

    --  improvement in manufacturing productivity and techniques;

    --  improvement in receivables performance;

    --  improvement in supply chain efficiency; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    --  the nature and pace of technology evolution;

    -- changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;

    -- general economic, business, geo-political and regulatory conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
(in millions, except per share data)

                                Three Months Ended Twelve Months Ended
                                   December 31         December 31
                                ------------------ -------------------

                                  2006     2005      2006      2005

Net sales                       $  3,821  $ 4,197  $ 13,274  $ 14,268
Cost of goods sold                 2,814    3,230     9,906    10,650
                                --------- -------- --------- ---------

   Gross profit                    1,007      967     3,368     3,618

Selling, general and
 administrative expenses             595      767     2,389     2,668
Research and development costs       170      212       710       892
Restructuring costs and other         20      159       471       690
                                --------- -------- --------- ---------

Earnings (loss) from continuing
 operations before interest,
 other income (charges), net
 and income taxes                    222     (171)     (202)     (632)

Interest expense                      60       67       262       211
Other income (charges), net           36       55       118        44
                                --------- -------- --------- ---------

Earnings (loss) from continuing
 operations before income taxes      198     (183)     (346)     (799)
Provision (benefit) for income
 taxes                               181      (46)      254       555
                                --------- -------- --------- ---------

Earnings (loss) from continuing
 operations                     $     17  $  (137) $   (600) $ (1,354)
                                ========= ======== ========= =========

(Loss) earnings from
 discontinued operations, net
 of income taxes                $     (1) $   148  $     (1) $    150
                                ========= ======== ========= =========

Cumulative effect of accounting
 change                         $      -  $   (57) $      -  $    (57)
                                ========= ======== ========= =========



NET EARNINGS (LOSS)             $     16  $   (46) $   (601) $ (1,261)
                                ========= ======== ========= =========


Basic and diluted net earnings
 (loss) per share:
  Continuing operations         $    .06  $  (.48) $  (2.09) $  (4.70)
  Discontinued operations              -      .52         -       .52
  Effect of accounting change          -     (.20)        -      (.20)
                                --------- -------- --------- ---------

  Total                         $    .06  $  (.16) $  (2.09) $  (4.38)
                                ========= ======== ========= =========



Number of common shares used in
 basic net loss per share          287.3    287.2     287.3     287.9
Incremental shares from assumed
 conversion of options               0.2        -         -         -
                                --------- -------- --------- ---------

 Number of common shares used
  in diluted net loss per share    287.5    287.2     287.3     287.9
                                ========= ======== ========= =========




EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED
(in millions)
                                             December 31, December 31,
                                                2006         2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents                    $     1,469  $     1,665
Receivables, net                                   2,669        2,760
Inventories, net                                   1,202        1,455
Deferred income taxes                                108          100
Other current assets                                 109          116
                                             ------------ ------------

  Total current assets                             5,557        6,096
                                             ------------ ------------

Property, plant and equipment, net                 2,842        3,778
Goodwill                                           2,196        2,141
Other long-term assets                             3,556        3,221
                                             ------------ ------------

TOTAL ASSETS                                 $    14,151  $    15,236
                                             ============ ============


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
 liabilities                                 $     4,144  $     4,187
Short-term borrowings                                 64          819
Accrued income taxes                                 588          483
                                             ------------ ------------

 Total current liabilities                         4,796        5,489

OTHER LIABILITIES
Long-term debt, net of current portion             2,714        2,764

Pension and other postretirement liabilities       4,008        3,476
Other long-term liabilities                        1,281        1,225
                                             ------------ ------------

 Total liabilities                                12,799       12,954

SHAREHOLDERS' EQUITY
Common stock at par                                  978          978
Additional paid in capital                           881          867
Retained earnings                                  5,967        6,717
Accumulated other comprehensive loss                (671)        (467)
                                             ------------ ------------

                                                   7,155        8,095
Less: Treasury stock at cost                       5,803        5,813
                                             ------------ ------------

 Total shareholders' equity                        1,352        2,282
                                             ------------ ------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $    14,151  $    15,236
                                             ============ ============




EASTMAN KODAK COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
(in millions)
                                                   Twelve Months Ended
                                                       December 31
                                                   -------------------

                                                     2006      2005

Cash flows relating to operating activities:
Net loss                                           $   (601) $ (1,261)
Adjustments to reconcile to net cash provided by
 operating activities:
  Loss (earnings) from discontinued operations            1      (150)
  Loss from cumulative effect of accounting change        -        57
  Equity in earnings from unconsolidated
   affiliates                                            (1)      (12)
  Depreciation and amortization                       1,331     1,402
  Purchased research and development                      -        54
  Gain on sales of businesses/assets                    (65)      (78)
  Restructuring costs, asset impairments and other
   non-cash charges                                     141       195
  Provision for deferred taxes                           67       343
  Decrease in receivables                               157       228
  Decrease in inventories                               271       306
  Decrease in liabilities excluding borrowings         (116)     (118)
  Other items, net                                     (229)      214
                                                   --------- ---------

    Total adjustments                                 1,557     2,441
                                                   --------- ---------

    Net cash provided by continuing operations          956     1,180
                                                   --------- ---------

    Net cash provided by discontinued operations          -        28
                                                   --------- ---------

    Net cash provided by operating activities           956     1,208
                                                   --------- ---------


Cash flows relating to investing activities:
  Additions to properties                              (379)     (472)
  Net proceeds from sales of assets                     178       130
  Acquisitions, net of cash acquired                     (3)     (984)
  (Investments in) distributions from
   unconsolidated affiliates                            (19)       34
  Marketable securities - purchases                    (135)     (194)
  Marketable securities - sales                         133       182
                                                   --------- ---------

    Net cash used in investing activities              (225)   (1,304)
                                                   --------- ---------

Cash flows relating to financing activities:
  Net decrease in borrowings with original
   maturity of 90 days or less                          (11)     (126)
  Proceeds from other borrowings                        765     2,520
  Debt issuance costs                                           - (57)
  Repayment of other borrowings                      (1,557)   (1,672)
  Dividend payments                                    (144)     (144)
  Exercise of employee stock options                      -        12
                                                   --------- ---------

    Net cash (used in) provided by financing
     activities                                        (947)      533
                                                   --------- ---------

Effect of exchange rate changes on cash                  20       (27)
                                                   --------- ---------


Net (decrease) increase in cash and cash
 equivalents                                           (196)      410
Cash and cash equivalents, beginning of year          1,665     1,255
                                                   --------- ---------

Cash and cash equivalents, end of quarter          $  1,469  $  1,665
                                                   ========= =========




Net Sales from Continuing Operations by Reportable Segment and All
 Other - Unaudited
(in millions)

                         Three Months Ended     Twelve Months Ended
                            December 31             December 31
                       ---------------------- ------------------------
                        2006    2005   Change  2006     2005    Change

Consumer Digital
 Imaging Group
  Inside the U.S.      $  818  $  939   - 13% $ 1,872  $ 2,034    - 8%
  Outside the U.S.        336     393   - 15    1,048    1,181   - 11
                       ------- ------- ------ -------- -------- ------

Total Consumer Digital
 Imaging Group          1,154   1,332   - 13    2,920    3,215    - 9
                       ------- ------- ------ -------- -------- ------


Film and
 Photofinishing
 Systems Group
  Inside the U.S.         334     408    -18    1,359    1,767   - 23
  Outside the U.S.        679     793    -14    2,797    3,558   - 21
                       ------- ------- ------ -------- -------- ------

Total Film and
 Photofinishing
 Systems Group          1,013   1,201    -16    4,156    5,325   - 22
                       ------- ------- ------ -------- -------- ------


Graphic Communications
 Group
  Inside the U.S.         307     341   - 10    1,248    1,079   + 16
  Outside the U.S.        667     601   + 11    2,384    1,911   + 25
                       ------- ------- ------ -------- -------- ------

Total Graphic
 Communications Group     974     942    + 3    3,632    2,990   + 21
                       ------- ------- ------ -------- -------- ------


Health Group
  Inside the U.S.         222     274   - 19      914    1,052   - 13
  Outside the U.S.        438     426    + 3    1,583    1,603    - 1
                       ------- ------- ------ -------- -------- ------

Total Health Group        660     700    - 6    2,497    2,655    - 6
                       ------- ------- ------ -------- -------- ------


All Other
  Inside the U.S.          14      14      0       52       47    +11
  Outside the U.S.          6       8   - 25       17       36    -53
                       ------- ------- ------ -------- -------- ------

Total All Other            20      22    - 9       69       83   - 17
                       ------- ------- ------ -------- -------- ------

    Consolidated total $3,821  $4,197    - 9% $13,274  $14,268    - 7%
                       ======= ======= ====== ======== ======== ======

Earnings (Loss) from Continuing Operations Before Interest, Other
 Income (Charges), Net and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended     Twelve Months Ended
                             December 31             December 31
                        ---------------------- -----------------------
                         2006    2005   Change  2006    2005    Change

Consumer Digital
 Imaging Group          $  150  $   40   +275% $    1  $  (131)  +100%
  Percent of Sales          13%      3%             0%     (4)%

Film and Photofinishing
 Systems Group          $   77  $   51   + 51% $  358  $   540    -34%
  Percent of Sales           8%      4%             9%      10%

Graphic Communications
 Group                  $   57  $   28   +104% $  141  $   (41)  +444%
  Percent of Sales           6%      3%             4%     (1)%

Health Group            $   86  $   87    - 1% $  278  $   370   - 25%
  Percent of Sales          13%     12%            11%      14%

All Other               $  (72) $  (61)  - 18% $ (214) $  (231)   + 7%
  Percent of Sales       (360)%  (277)%         (310)%   (278)%
                        ------- ------- ------ ------- -------- ------

Total of segments       $  298  $  145   +106% $  564  $   507   + 11%
  Percent of Sales           8%      3%             4%       4%

Restructuring costs and
 other                     (82)   (295)          (768)  (1,118)
Legal settlement             6     (21)             2      (21)
Interest expense           (60)    (67)          (262)    (211)
Other income (charges),
 net                        36      55            118       44
                        ------- ------- ------ ------- -------- ------

  Consolidated earnings
   (loss) from
   continuing
   operations before
   income taxes         $  198  $ (183) + 208% $ (346) $  (799)  + 57%
                        ======= ======= ====== ======= ======== ======